Exhibit 10.2

EXECUTION VERSION

TAX MATTERS AGREEMENT

between

GREATBATCH, INC.

and

QIG GROUP, LLC

(to be converted into NUVECTRA CORPORATION)

dated as of March 14, 2016

- i -

Section 4.4	Payments by or to Other Members of the Groups	12

Section 4.5	Late Payments	12

Section 4.6	Tax Consequences of Payments	12

Section 4.7	Payment Notices	13

ARTICLE V	TAX CONTESTS	13

Section 5.1	Notices	13

Section 5.2	Control of Tax Contests	13

(a) General Rule		13

(b) Tax Contests Involving Certain Taxes Reported on a Joint Return		14

(c) Non-Controlling Party Participation Rights		14

ARTICLE VI	ASSISTANCE AND COOPERATION	15

Section 6.1	Provision of Information	15

(a) Information with Respect to Joint Returns		15

(b) Information with Respect Tax Payments		15

(c) Information with Respect to Separate Returns		16

(d) Information with Respect to Pro Forma Stand-Alone Basis Computations and Allocations		16

(e) Information with Respect to Tax Contests		16

Section 6.2	Reliance on Exchanged Information	16

Section 6.3	Provision of Assistance and Cooperation	16

(a) Assistance with Respect to Joint Returns		16

(b) Assistance with Respect to Tax Contests		17

(c) Cooperation		17

Section 6.4	Retention of Tax Records	17

Section 6.5	Supplemental Rulings and Supplemental Tax Opinions	17

Section 6.6	Withholding and Reporting	18

ARTICLE VII	RESTRICTIONS ON CERTAIN ACTIONS	18

Section 7.1	General Restrictions	18

Section 7.2	Certain Nuvectra Actions Beginning on the Spin-off Date	18

ARTICLE VIII	GENERAL PROVISIONS	20

Section 8.1	Authority	20

Section 8.2	Termination	20

Section 8.3	Entire Agreement	20

Section 8.4	Binding Effect; No Third-Party Beneficiaries; Assignment	20

- ii -

- iii -

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of March 14, 2016, between Greatbatch, Inc., a Delaware corporation (“GB”), and QiG Group, LLC, a Delaware limited liability company (“QiG”). Unless otherwise indicated, all “Article” and “Section” references in this Agreement are to articles and sections of this Agreement.

RECITALS

WHEREAS, prior to the Spin-off (as defined below) QiG will be converted into Nuvectra Corporation, a Delaware corporation, and Nuvectra Corporation will be an indirect wholly owned subsidiary of GB that owns and operates the Nuvectra Business (as defined below);

WHEREAS, the Board of Directors of GB has determined that it would be appropriate and desirable for GB to separate (the “Separation”) the Nuvectra Business from the GB Business (as defined below);

WHEREAS, GB, in connection with the Separation, intends to distribute to its shareholders all of the shares of Nuvectra Corporation stock in a transaction (the “Spin-off”) intended to qualify as a transaction described under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Parties have set forth in a Separation and Distribution Agreement the principal arrangements between them regarding the Separation and the Spin-off; and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of Taxes and Tax Items arising prior to, as a result of, and subsequent to the Spin-off, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND EXAMPLES

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Agreement” has the meaning set forth in the preamble hereto.

“Code” has the meaning set forth in the recitals hereto.

“Controlling Party” means the Party that has primary responsibility, control and discretion in handling, settling, or conducting a Tax Contest pursuant to Section 5.2.

“Effective Time” means the time at which the Spin-off is effected on the Spin-off Date.

“GB” has the meaning set forth in the recitals hereto.

“GB Business” means the “Greatbatch Business” as defined in the Separation Agreement.

“GB Group” means GB and each Subsidiary of GB (but only while such Subsidiary is a Subsidiary of GB) other than a Person that is a member of the Nuvectra Group.

“GB Taxes” has the meaning set forth in Section 2.l(a).

“IRS” means the Internal Revenue Service.

“Joint Return” means any Tax Return that includes Tax Items attributable to both the GB Business and the Nuvectra Business; provided, however, that Tax Items carried forward from a Tax Year beginning on or before the Spin-off Date to a Tax Year beginning after the Spin-off Date shall be ignored for purposes of this determination.

“Nuvectra” means (i) with respect to any Tax Year, or portion thereof, ending before the date of the conversion of QiG into Nuvectra Corporation, QiG and (ii) with respect to any Tax Year, or portion thereof, beginning on or after the date of the conversion of QiG into Nuvectra Corporation, Nuvectra Corporation.

“Nuvectra Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by the Nuvectra Group of the Nuvectra Business as conducted immediately prior to the Spin-off.

“Nuvectra Business” has the meaning set forth in the Separation Agreement.

“Nuvectra Group” means (i) with respect to any Tax Year, or portion thereof, ending before the Spin-off Date, Nuvectra and each other Subsidiary of GB that is a Subsidiary of Nuvectra on the Spin-off Date and (ii) with respect to any Tax Year, or portion thereof, beginning on or after the Spin-off Date, Nuvectra and each Subsidiary of Nuvectra (but only while such Subsidiary is a Subsidiary of Nuvectra).

“Nuvectra Taxes” has the meaning set forth in Section 2.1(b).

“Non-Controlling Party” means the Party that does not have primary responsibility, control, and discretion in handling, settling, or conducting a Tax Contest pursuant to Section 5.2.

“Non-Controlling Party Item” has the meaning set forth in Section 5.2(c).

“Non-Preparer” means the Party that is not responsible for the preparation or filing of a Joint Return or a Separate Return, as applicable, pursuant to Section 3.1 and Section 3.2.

“Party” or “Parties” means GB, Nuvectra, or both, as the context requires.

“Past Practice” means past customs, practices, accounting methods, elections and conventions.

“Payment Date” means (i) with respect to any U.S. federal income Tax Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Post-Distribution Tax Period” means any taxable period (or portion thereof) that begins after the Spin-off Date.

“Pre-Distribution Tax Period” means any taxable period (or portion thereof) that ends on or before the Spin-off Date.

“Preparer” means the Party that is responsible for the preparation and filing of a Joint Return or a Separate Return, as applicable, pursuant to Section 3.1 and Section 3.2.

“QiG” has the meaning set forth in the recitals hereto.

“Requesting Party” has the meaning set forth in Section 6.5.

“Separate Return” means any Tax Return that is not a Joint Return.

“Separation” has the meaning set forth in the recitals hereto.

“Separation Agreement” means the Separation and Distribution Agreement dated the date hereof between GB and Nuvectra.

“Separation Transactions” means the Spin-off and related transactions described in Schedule I to the Separation Agreement.

“Spin-off” has the meaning set forth in the recitals hereto.

“Spin-off Date” means the date of the Spin-off.

“Supplemental Tax Opinion” means, with respect to a specified action, an opinion (other than the Tax Opinion) from Tax Advisors to the effect that (subject to any customary assumptions, qualifications, and limitations set forth therein) such action will not preclude the Spin-off from qualifying as a Tax-free transaction described under Sections 368(a)(l)(D) and 355 of the Code to GB, its shareholders, and Nuvectra (except to the extent such shareholders receive cash in lieu of fractional shares or gain is required to be recognized by GB under Section 357(c) of the Code). The Tax Advisor in issuing a Supplemental Tax Opinion shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Tax Opinion or private letter ruling, unless such reliance would be unreasonable under the circumstances.

“Tax” or “Taxes” means all forms of taxation imposed by any governmental entity or political subdivision, agency, commission or authority thereof, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, state, national, federal, or other body, and without limiting the foregoing, shall include any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, recording, import, export, value added, alternative minimum, unclaimed property, escheat, estimated, or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), together with any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisors” means (i) with respect to the Tax Opinion, GB’s third party tax advisor, (ii) with respect to a Supplemental Tax Opinion, Norton Rose Fulbright US LLP or another nationally recognized law firm or accounting firm designated by the Party to whom such opinion is delivered, and (iii) with respect to any dispute arising in connection with this Agreement, including under Section 2.2(c) or Section 3.3(e)(ii), a nationally recognized accounting firm agreed to by both Parties.

“Tax Attribute” means Tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, Tax credits or credits against Tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods, all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code) or other consolidated, combined or unitary basis, and any other item of loss, deduction, or credit that could reduce a Tax liability.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission, or authority thereof that imposes such Tax, or that is charged with the assessment, determination, or collection of such Tax for such entity or subdivision.

“Tax Benefit” means any credit, deduction, or other Tax Attribute that may have the effect of decreasing any Tax.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of examining, determining, redetermining or recovering Taxes of any member of either Group (including any administrative or judicial review of any claim for a refund of any Tax).

“Tax Detriment” means any income, gain, or other attribute that may have the effect of increasing any Tax. For the avoidance of doubt, “Tax Detriment” includes the amount of any non-income Tax that is assessed without regard to income, gain or other quantifiable attribute (for example, Transfer Taxes and property Taxes).

“Tax Item” means any Tax Benefit or Tax Detriment.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Materials” means (i) the representation letters delivered to the Tax Advisors in connection with the delivery of the Tax Opinion or the Supplemental Tax Opinion, and (ii) any other materials delivered or deliverable by GB, Nuvectra, or others in connection with the rendering by the Tax Advisors of the Tax Opinion or the Supplemental Tax Opinion.

“Tax Opinion” means the opinion to be delivered to GB by GB’s third party tax advisor in connection with the Separation Transactions substantially to the effect that (subject to the customary assumptions, qualifications, and limitations set forth therein) for U.S. federal income tax purposes the Spin-off should qualify as a Tax-free transaction described under Sections 368(a)(l)(D) and 355 of the Code to GB, its shareholders, and Nuvectra (except to the extent such shareholders receive cash in lieu of fractional shares or gain is required to be recognized by GB under Section 357(c) of the Code).

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax-Related Costs” means (i) all accounting, legal and other professional fees and court costs incurred, as well as any other out-of-pocket costs incurred and (ii) all costs, expenses and damages associated with stockholder litigation and controversies and any amounts paid in respect of a liability of stockholders, whether paid to stockholders or the IRS or any other Tax Authority, in each case resulting from (A) the failure of the Spin-off from qualifying as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to GB and its stockholders (except to the extent such stockholders receive cash in lieu of fractional shares or gain is required to be recognized by GB under Section 357(c) of the Code) or (B) the failure of the Nuvectra stock distributed in the Spin-off from qualifying as “qualified property” for purposes of Section 355(d), 355(e) and 361(c) of the Code.

“Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, election, notice, or other document required to be filed under any applicable Tax Law (whether or not a payment is required to be made in connection with such filing), including any attachments, exhibits, schedules, or appendices or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” means, with respect to any Tax, the year, or other period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value added and other similar Taxes.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Separation Agreement.

Section 1.2 Examples. The operation of various provisions of this Agreement is illustrated by examples in Appendix hereto, and this Agreement shall be interpreted in accordance with such examples.

ARTICLE II

ALLOCATION OF TAXES AND TAX ITEMS

Section 2.1 General Rules. Except as provided in Section 5.1 (Tax Contests-Notices) and ARTICLE VI (Assistance and Cooperation), Taxes and Tax Items shall be allocated as follows:

(a) GB Taxes. For any Tax Year, GB shall be liable for and indemnify the Nuvectra Group against GB’s allocable portion of Taxes imposed on the GB Group and the Nuvectra Group (“GB Taxes”). GB’s allocable portion of such Taxes shall be determined by taking into account the following Tax Items on a pro forma stand-alone basis (as determined pursuant to Section 2.2(a)):

(i) GB Business Tax Detriments. Tax Detriments (other than Tax Detriments resulting from the Separation Transactions) arising from the operation or ownership of the GB Business,

(ii) GB Business Tax Benefits. Tax Benefits (other than Tax Benefits resulting from the Separation Transactions) arising from the operation or ownership of the GB Business,

(iii) Separation Transactions - Generally. Tax Items resulting from the Separation Transactions (including, without limitation, but for avoidance of doubt, Transfer Taxes and Taxes attributable to the settlement of any intercompany receivable, payable, loan or other account incident to the Separation Transactions), except those Tax Items that are required to be taken into account by Nuvectra pursuant to Section 2.1(b)(iii), and

(iv) Nuvectra Business Tax Benefits. Tax Benefits (other than Tax Benefits resulting from the Separation Transactions) arising from the operation or ownership of the Nuvectra Business for any Pre-Distribution Tax Period, but only to the extent such Tax Benefits are not taken into account in calculating Nuvectra Taxes under Section 2.1(b)(ii).

(b) Nuvectra Taxes. For any Pre-Distribution Tax Period, Nuvectra shall be liable for and indemnify the GB Group against Nuvectra’s allocable portion of Taxes imposed on the GB Group and the Nuvectra Group (“Nuvectra Taxes”). Nuvectra’s allocable portion of such Taxes shall be determined by taking into account the following Tax Items on a pro forma stand-alone basis (as determined pursuant to Section 2.2(a)):

(i) Nuvectra Business Tax Detriments. Tax Detriments (other than Tax Detriments resulting from the Separation Transactions) arising from the operation or ownership of the Nuvectra Business,

(ii) Nuvectra Business Tax Benefits. Tax Benefits (other than Tax Benefits resulting from the Separation Transactions) arising from the operation or ownership of the Nuvectra Business, provided that such Tax Benefits may not be used to reduce any Tax Detriments described in Section 2.1(b)(iii),

(iii) Separation Transactions - Breach of Covenants. Tax Items resulting from the Separation Transactions, but only to the extent such Tax Items are directly attributable to Nuvectra’s breach of any of its covenants or representations under ARTICLE VII, and not attributable to any of the events or actions described in clauses (i) – (iii) of Section 7.3(b), and

(iv) GB Business Tax Benefits. Tax Benefits (other than Tax Benefits resulting from the Separation Transactions) arising from the operation or ownership of the GB Business, but only to the extent such Tax Benefits are not taken into account in calculating GB Taxes under Section 2.1(a)(ii).

Section 2.2 Special Rules.

(a) Pro Forma Stand-Alone Basis. For purposes of computing GB Taxes and Nuvectra Taxes on a pro forma stand-alone basis, Tax Items shall be taken into account:

(i) only to the extent required or allowable under applicable Tax Law on a pro forma stand-alone basis for such Tax Year,

(ii) by assuming that the members of the Nuvectra Group filed on a consolidated basis with Nuvectra as the common parent,

(iii) by using all applicable elections, accounting methods, and conventions used on the Tax Return on which such Tax Items are actually reported,

(iv) by applying the average Tax rate on such Tax Return (i.e., the Tax rate, expressed as a percentage, equal to the quotient of total Taxes shown on the Tax Return with respect to a particular Tax base and such applicable Tax base), provided, however, if any category of Tax Items is subject to a different rate of Tax than other categories of Tax Items on such Tax Return, the average Tax rate applicable to such category of Tax Items reported on the Tax Return shall apply with respect to such Tax Items, and

(v) by treating Tax Benefits as used in the order specified under applicable Tax Law or, to the extent that such Tax Law does not specify the order of use, as used pro rata.

(b) Rules for Determining from which Business a Tax Item Arises. For purposes of ARTICLE II, Tax Items shall be deemed to arise from the operation or ownership of the Business to which such items are more closely related. For the avoidance of doubt, Tax

Benefits arising from the vesting or payment of an equity award shall be deemed to arise from the operation or ownership of the Business that received the benefit of the services to which such equity award relates. Notwithstanding the foregoing, with respect to any Tax Year, Tax Items related to overhead costs and similar expenses that do not directly relate to either Business shall be allocated to GB.

(c) Preparation of Pro Forma Calculations and Allocations. GB shall be responsible for preparing all pro forma stand-alone basis computations and allocations provided for in this ARTICLE II (including, for the avoidance of doubt, the allocations provided for in Section 2.2(b)); provided, however, GB shall make available and provide to Nuvectra for its review and comment such pro forma stand-alone basis computations and allocations no later than sixty days before the date on which the relevant Tax Return to which such computations and allocations relate is due (taking into account any filed extensions), and, in connection with such review, Nuvectra shall have reasonable access, during normal business hours and upon reasonable notice, to information then in the possession of the GB Group that Nuvectra reasonably requests in order for Nuvectra to review such pro forma stand-alone basis computations and allocations. If Nuvectra disagrees with any aspect of such computations and allocations, it shall, within thirty days after receiving such computations and allocations, provide GB with written notification of such disputed item (or items). Provided that GB has complied with its obligations pursuant to this Section 2.2(c) and the applicable provisions of ARTICLE VI, GB shall have no obligation to consider any comments that are provided more than thirty days after such computations and allocations are made available to Nuvectra. GB and Nuvectra shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return to which such disputed item relates is required to be filed. If GB and Nuvectra cannot reach a resolution with respect to any such disputed item, the item in question shall be resolved in accordance with Section 8.16. In the event that any such dispute relating to any Tax Return is not resolved prior to the due date for such Tax Return, the Tax Return shall be timely filed and subsequently amended as necessary to reflect the resolution of the dispute.

(d) Differences Between Taxes Shown on Joint Return and Taxes Computed on a Pro Forma Stand-Alone Basis. If the sum of GB Taxes and Nuvectra Taxes relating to a Joint Return is different from the amount of Tax shown on such Joint Return, then the Tax shown on such Joint Return shall be allocated between the Parties in the same proportion as the amount of GB Taxes or Nuvectra Taxes, as appropriate, bears to the sum of GB Taxes and Nuvectra Taxes relating to such Joint Return.

(e) Allocation in Straddle Periods. For purposes of Section 2.1 and Section 2.2, Tax Items arising during any Tax Year that begins on or before and ends after the Spin-off Date shall be treated as arising during the Pre-Distribution Tax Period or the Post-Distribution Tax Period based on an interim closing of the books as of and including the day of the Spin-off Date. Notwithstanding the foregoing, Tax Items attributable to any such Tax Year that are calculated on an annualized basis (including depreciation, amortization and depletion deductions) shall be apportioned between the Pre-Distribution Tax Period and the Post-Distribution Tax Period on a daily pro rata basis.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.1 Joint Returns. GB shall be responsible for preparing and timely filing (or causing to be prepared and filed) all Joint Returns.

Section 3.2 Separate Returns. GB shall be responsible for preparing and timely filing (or causing to be prepared and filed) all Tax Returns that it determines in its reasonable discretion are Separate Returns including Tax Items attributable to the GB Business. Nuvectra shall be responsible for preparing and timely filing (or causing to be prepared and filed) all Separate Returns including Tax Items attributable to the Nuvectra Business.

Section 3.3 Rules Relating to the Preparation of Tax Returns.

(a) General Rule. Except as otherwise provided in this Agreement, the Preparer of a Tax Return shall have the exclusive right, in its sole discretion, with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions, and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (vi) whether to retain outside firms to prepare or review such Tax Return.

(b) Election to File Joint Returns. GB shall have the sole discretion of whether to file a Joint Return on a consolidated, combined, or joint basis, if the filing of such consolidated, combined, or joint return is elective under the relevant Tax Law.

(c) Nuvectra Returns. Except as required by applicable Tax Law, with respect to any Separate Return for which Nuvectra is the Preparer, Nuvectra shall not take (and shall cause the other members of the Nuvectra Group not to take) any position that it knows, or reasonably should know, would adversely affect any member of the GB Group without the prior written consent of GB. Without limiting the foregoing, Nuvectra shall not elect under Section 172(b)(3) of the Code to relinquish the carryback period with respect to a net operating loss if such net operating loss could, absent such an election, be carried back to the GB Group’s 2016 Joint Return.

(d) GB Returns. Except as required by applicable Tax Law, with respect to any Separate Return for which GB is the Preparer, GB shall not take (and shall cause the members of the GB Group not to take) any position that it knows, or reasonably should know, would adversely affect any member of the Nuvectra Group without the prior written consent of Nuvectra.

(e) Returns Affecting Liability of Other Party. Insofar as a Tax Return prepared by one Party may affect Taxes for which the other Party is liable pursuant to this Agreement or otherwise to any Tax Authority, or would reflect a position that would reasonably be expected to adversely affect the other Group:

(i) Consistent With Past Practice. Unless otherwise agreed to by the Parties, and except to the extent otherwise required by applicable Tax Law, each Tax Return shall be prepared in a manner consistent with Past Practice.

(ii) Review Prior to Filing. The Preparer of such Tax Return shall make the Tax Return available to the Non-Preparer for its review and comment no later than sixty days before the Tax Return is due, taking into account any extensions that the Preparer files, and, in connection with such review, the Non-Preparer shall have reasonable access, during normal business hours and upon reasonable notice, to the Preparer’s supporting information and schedules, including financial books and records. If the Non-Preparer disagrees with any aspect of such Tax Return, it shall, within thirty days after receiving such Tax Return, provide the Preparer with written notification of such disputed item (or items). Provided the Preparer has complied with its obligations pursuant to this Section 3.3 and the applicable provisions of ARTICLE VI, the Preparer shall have no obligation to consider any comments that are provided more than thirty days after such Tax Return is made available to the Non-Preparer. The Preparer and Non-Preparer shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return to which such disputed item relates is required to be filed. If the Preparer and Non-Preparer cannot reach a resolution with respect to any such disputed item, the item in question shall be resolved in accordance with Section 8.16. In the event that any such dispute relating to any Tax Return is not resolved prior to the due date for such Tax Return, the Tax Return shall be timely filed and subsequently amended as necessary to reflect the resolution of the dispute.

(f) Reimbursement for Costs Incurred by Preparer. The Non-Preparer of a given Tax Return may request that the Preparer amend such Tax Return for the benefit of the Non-Preparer. If the Preparer agrees, in its sole discretion, to amend such Tax Return, the Preparer shall be entitled to reimbursement from the Non-Preparer for any reasonable third-party costs that are attributable to the Non-Preparer’s request to the extent such costs exceed $50,000 in the aggregate.

(g) Allocation of Tax Items Between Joint Return and Related Separate Return. Notwithstanding Section 3.3(a), if Tax Items are allocated between a Joint Return and any related Separate Return, then the Preparer of such Separate Return shall (and shall cause the members of its Group to) file the related Separate Return in a manner that is consistent with the reporting of such Tax Items on the Joint Return except to the extent otherwise required by applicable Tax Law.

(h) Standard of Performance. GB shall prepare (or cause to be prepared) Joint Returns with the same general degree of care as it uses in preparing Separate Returns and without Nuvectra’s prior written consent it shall not take any position on any Joint Return that would have the effect of deferring any material item of income or accelerating any material item of deduction that would have the effect of increasing Nuvectra’s Taxes following the Spin-off or its indemnification obligation under this Agreement.

Section 3.4 Protective Section 336(e) Elections. Notwithstanding anything to the contrary, GB and Nuvectra shall make a protective election under Section 336(e) of the Code (and any similar election under state or local law) in accordance with Treasury Regulations

Section 1.336-2(h) and (j) (and any applicable provisions under state and local law), and shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement a protective election that becomes effective). This Section 3.4 is intended to constitute a binding, written agreement to make an election under Section 336(e) of the Code with respect to the Spin-off.

ARTICLE IV

TAX PAYMENTS AND INDEMNIFICATION PAYMENTS

Section 4.1 Payment of Taxes to Tax Authorities. GB shall be responsible for remitting (or causing to be remitted) to the proper Tax Authority all Tax shown (including Taxes for which Nuvectra is wholly or partially liable pursuant to Section 2.1) on any Tax Return for which it is the Preparer, and Nuvectra shall be responsible for remitting (or causing to be remitted) to the proper Tax Authority all Tax shown on any Tax Return for which it is the Preparer.

Section 4.2 Indemnification Payments.

(a) Tax Payments Made by the Nuvectra Group. If any member of the Nuvectra Group remits a payment to a Tax Authority for any GB Taxes, GB shall remit the amount for which it is liable to Nuvectra pursuant to Section 2.1(a) within thirty days after receiving written notification requesting such amount.

(b) Tax Payments Made by the GB Group. If any member of the GB Group remits a payment to a Tax Authority for any Nuvectra Taxes, Nuvectra shall remit the amount for which it is liable to GB pursuant to Section 2.1(b) within thirty days after receiving written notification requesting such amount.

(c) Credit for Prior Deemed Tax Payments. For purposes of Section 4.2(b), the portion of Taxes paid by the GB Group to a Tax Authority for which Nuvectra is wholly or partially liable will be determined by assuming that Nuvectra previously paid the full amount of its allocable share of all Taxes paid before the Spin-off, including, without limitation, its share of amounts shown on any Tax Return filed before the Spin-off Date with respect to any Tax Year ending on or before the Spin-off Date.

Section 4.3 Initial Determinations and Subsequent Adjustments.

(a) Initial Determinations of Payments. The initial determination of the amount of any payment that one Party is required to make to the other Party under this Agreement shall be made on the basis of the Tax Return to which the payment relates as filed, or, if such Tax is not reported on a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority.

(b) Redeterminations of Payments and Additional Payments. The amounts paid under this Agreement will be redetermined, and additional payments relating to such redetermination will be made, as appropriate, if as a result of an audit by a Tax Authority or an amended Tax Return (i) additional Taxes to which such redetermination relates are subsequently paid, (ii) a refund of Taxes (including any interest received relating thereto) is received or a Tax credit becomes available, (iii) the Group to which a Tax Item is allocated changes, or (iv) the amount or character of any Tax Item is adjusted or redetermined. Each Party will promptly notify the other Party in writing of the occurrence of any of the events described in clauses (i) – (iv) above. Each payment required by the immediately preceding sentence (a) as a result of a payment of additional Taxes will be due thirty days after the date on which the additional Taxes were paid or, if later, thirty days after the date of a request from the other Party for the payment, (b) as a result of the receipt of a refund or tax credit will be due thirty days after the refund or tax credit was received, (c) as a result of a change in the allocation of a Tax Item will be due thirty days after the date on which the final action resulting in such change is taken by a Tax Authority or either Party or any member of its Group or (d) as a result of an adjustment or redetermination of the amount or character of a Tax Item will be due thirty days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either Party or any member of its Group.

Section 4.4 Payments by or to Other Members of the Groups. When appropriate under the circumstances to reflect the underlying liability for a Tax or entitlement to a Tax refund, credit or Tax Benefit, a payment which is required to be made by or to a Party may be made by or to another member of the Group to which that Party belongs, but nothing in this Section 4.4 shall relieve any Party of its other obligations under this Agreement.

Section 4.5 Late Payments. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within thirty days after written demand for payment is made shall bear interest for the period from and including the date immediately following the last date of such payment period through and including the date of payment at a per annum rate equal to the rate specified in Section 5.5 of the Separation Agreement. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due. If the indemnifying party fails to make a payment to the indemnified party within the time period set forth in this ARTICLE IV, the indemnifying party shall pay to the indemnified party, in addition to interest that accrues pursuant to this Section 4.5, any reasonable out-of pocket costs or expenses incurred by the indemnified party to secure such payment or to satisfy the indemnifying party’s portion of the obligation giving rise to the indemnification payment.

Section 4.6 Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax Law, the Parties shall characterize any payment made pursuant to this Agreement in the same manner as if such payment were a capital contribution or a distribution, as the case may be, immediately prior to the Effective Time, or as an assumed or retained liability, and, accordingly, as not includible in the taxable income of the recipient. The amount of any payment made pursuant to this Agreement shall be (i) subject to the last sentence of this Section 4.6, increased to take into account any additional Taxes that may be owed by the recipient (or any of the members of its Group) as a result of receiving such payment and (ii) reduced to take into account any Tax Benefit realized by the recipient of such payment as a result of making any payment giving rise to the obligation of the payor to pay the recipient, but only to the extent that such Tax Benefit reduces the liability for Taxes (whether payable to a Tax Authority or to the other Party under this Agreement) of the recipient in the Tax Year during which such payment is received. If the payor reduces any payment by the amount of any Tax

Benefit pursuant to this Section 4.6 and such Tax Benefit subsequently is denied or reduced by any Tax Authority, then the payor shall pay the recipient an amount equal to such reduction or denial. In the event that a Tax Authority asserts that GB’s or Nuvectra’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to the first sentence of this Section 4.6, GB or Nuvectra, as appropriate, shall use its commercially reasonable efforts to contest such assertion.

Section 4.7 Payment Notices. Any notice requesting payment to be made pursuant to this Agreement shall (i) indicate the amount due and owing, (ii) set forth in reasonable detail the calculation of such amount, and (iii) include any relevant Tax Records, statement, bill, or invoice related to such Taxes, costs, expenses, or other amounts due and owing. Payments shall be deemed made when received.

ARTICLE V

TAX CONTESTS

Section 5.1 Notices. Each Party shall provide prompt notice to the other Party of any pending or threatened Tax Contest of which it becomes aware relating to (i) Taxes for which it is or may be indemnified by the other Party hereunder, (ii) the qualification of the Spin-off as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to GB, its shareholders, and Nuvectra (except to the extent such shareholders receive cash in lieu of fractional shares or gain is required to be recognized by GB under Section 357 (c) of the Code), or (iii) any change in the Tax treatment of any other part of the Separation Transactions. Such notice shall contain factual information (to the extent known by the notifying Party or its agents or representatives) describing any threatened Tax Contest or asserted Tax liability, if any, in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If (i) an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder, (ii) such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability, and (iii) the indemnifying Party has the right, pursuant to Section 5.2, to control the Tax Contest relating to such Tax liability, then (A) if the indemnifying Party is precluded from contesting the asserted Tax liability as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability and (B) if the indemnifying Party is not precluded from contesting the asserted Tax liability, but such failure to give prompt notice results in a monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 5.2 Control of Tax Contests.

(a) General Rule. Except as otherwise provided in this Section 5.2, the Preparer of any Tax Return shall be the Controlling Party with respect to any Tax Contest involving a Tax reported on such Tax Return.

(b) Tax Contests Involving Certain Taxes Reported on a Joint Return.

(i) Non-Preparer as Controlling Party. Except as otherwise provided in Section 5.2(b)(ii), the Non-Preparer shall be entitled to be the Controlling Party with respect to that portion of any Tax Contest involving a Tax Item or Tax reported on a Joint Return where the Non-Preparer is liable for (and has acknowledged in writing its obligation to indemnify the Preparer for such Tax Item or Tax under this Agreement) or entitled to take into account such Tax Item or Tax under this Agreement and the portion of the Tax Contest applicable to such Tax Item or Tax reasonably can be addressed on a separable basis from all other Tax Items reported on such Joint Return or through reasonable, good faith cooperation by the Parties hereto.

(ii) Preparer and Non-Preparer Joint Control. The Preparer and Non-Preparer shall jointly control any Tax Contest (or portion thereof) relating to any Tax attributable to a breach of any of the covenants or representations under ARTICLE VII of this Agreement; provided, however, the Non-Preparer has acknowledged in writing its obligation to indemnify the Preparer for such Tax under this Agreement. To the extent the Parties control jointly any Tax Contest (or portion thereof): (A) neither Party shall accept or enter into any settlement of such Tax Contest (or the relevant portion or aspect thereof) without the consent of the other Party, which shall not be unreasonably withheld or delayed; (B) both Parties shall have a right to review and consent, which consent shall not be unreasonably withheld or delayed, to any correspondence or filings to be submitted to any Taxing Authority with respect to such Tax Contest (or the relevant portion or aspect thereof); and (C) both Parties shall have the right to attend any formally scheduled meetings with any Taxing Authority or hearings or proceedings before any judicial authority, in each case with respect to such Tax Contest (or the relevant portion or aspect thereof).

(c) Non-Controlling Party Participation Rights. With respect to any Tax Contest involving a Tax Item or Tax for which the Non-Controlling Party may be liable (either as a result of an increase in a Tax Detriment or a reduction in a Tax Benefit) or may be entitled to take into account under this Agreement (a “Non-Controlling Party Item”), (i) the Non-Controlling Party shall, at its own cost and expense, be entitled to participate in such Tax Contest, including by attending any formally scheduled meetings with any Tax Authority or hearings or proceedings before any judicial authority, (ii) the Controlling Party shall keep the Non-Controlling Party reasonably informed and consult in good faith with the Non-Controlling Party and its Tax advisors with respect to any issue relating to such Tax Contest, (iii) the Controlling Party shall provide the Non-Controlling Party with copies of all correspondence, notices, and other written materials received from any Tax Authority and shall otherwise keep the Non-Controlling Party and its Tax advisors advised of significant developments in the Tax Contest and of significant communications involving representatives of the Tax Authority, (iv) the Non-Controlling Party may request that the Controlling Party take a position in respect of such Tax Contest, and the Controlling Party shall do so provided that (A) there exists substantial authority for such position (within the meaning of the accuracy-related penalty provisions of Section 6662 of the Code), (B) the adoption of such position would not reasonably be expected to increase the Taxes for which the Controlling Party is liable, or decrease the Tax Benefits allocated to the Controlling Party under this Agreement (unless the Non-Controlling Party agrees to indemnify and hold harmless the Controlling Party from such increase in Taxes or reduction in Tax Benefits), and (C) the Non-Controlling Party agrees to reimburse the Controlling Party for any reasonable third-party costs that are directly attributable to the Non-Controlling Party’s request, to the extent those costs exceed $50,000, (v) the Controlling Party shall provide the Non-Controlling Party with a copy of any written submission to be sent to a Tax Authority prior to the submission thereof and shall give good faith consideration to any comments or suggested revisions that the Non-Controlling Party or its Tax advisors may have with respect thereto, and (vi) there will be no settlement, resolution or closing or other agreement with respect thereto without the consent of the Non-Controlling Party, which consent shall not be unreasonably withheld or delayed.

ARTICLE VI

ASSISTANCE AND COOPERATION

Section 6.1 Provision of Information.

(a) Information with Respect to Joint Returns. At the written request of GB, Nuvectra shall provide GB with all Tax Records or other information then in the possession of the Nuvectra Group that GB reasonably requests in order for GB to properly and timely file all Joint Returns. Nuvectra shall provide such information no later than thirty days from the date of GB’s written request. However, if GB requests any such information within the thirty day period ending on the due date of such Joint Return, taking into account applicable extensions, Nuvectra shall provide such information as soon as commercially reasonable. If Nuvectra fails to satisfy the obligation provided for in the preceding three sentences, then, notwithstanding any other provision of this Agreement, Nuvectra shall be liable for, and shall indemnify and hold harmless each member of the GB Group from and against, any penalties, interest or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of any resulting delay in filing such return, to the extent such penalties, interest or additional amounts in respect of Taxes are solely and directly attributable to the delay in providing such information. If Nuvectra provides such information within the time period described in this Section 6.1(a) in a reasonable form to permit the timely filing of a Joint Return (or if no such information was requested by GB pursuant to this Section 6. l(a)), then, notwithstanding any other provision of this Agreement, GB shall be liable for, and shall indemnify and hold harmless each member of the Nuvectra Group from and against, any penalties, interest, or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of any delay in filing such Joint Return, to the extent such penalties, interest, or additional amounts in respect of Taxes are directly attributable to the delay in filing.

(b) Information with Respect to Tax Payments. At the written request of GB, Nuvectra shall provide GB with all Tax Records or other information then in the possession of the Nuvectra Group that GB reasonably requests in order to determine the amount of Taxes due on any Payment Date with respect to a Joint Return. Nuvectra shall provide such information no later than thirty days from the date of GB’s written request. However, if GB requests any such information within the thirty day period ending on the Payment Date, Nuvectra shall provide such information as soon as commercially reasonable. If Nuvectra fails to satisfy the obligation provided for in the preceding three sentences, the indemnification principles of Section 6.1(a) shall apply with respect to any penalties, interest, or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of any resulting delay in paying such Taxes, to the extent such penalties, interest, or additional amounts in respect of Taxes are solely and directly attributable to the delay in providing such information.

(c) Information with Respect to Separate Returns. At the written request of the Preparer, the Non-Preparer shall provide the Preparer with all Tax Records or other information then in the possession of the Non-Preparer’s Group that the Preparer reasonably requests in order to properly and timely file all Separate Returns for which the Preparer is responsible pursuant to Section 3.2. Such information shall be provided within the time period prescribed by Section 6.1(a) for the provision of information for Joint Returns. If the Non-Preparer fails to satisfy the obligation provided for in the preceding two sentences, the indemnification principles of Section 6.1(a) shall apply with respect to any penalties, interest, or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of any resulting delay in filing such return, to the extent such penalties, interest, or additional amounts in respect of Taxes are solely and directly attributable to the delay in providing such information.

(d) Information with Respect to Pro Forma Stand-Alone Basis Computations and Allocations. At the written request of GB, Nuvectra shall provide GB with all Tax Records or other information then in the possession of the Nuvectra Group that GB reasonably requests in order for GB to prepare the pro forma stand-alone basis computations and allocations provided for in Section 2.2(c). Nuvectra shall provide such information no later than thirty days from the date of GB’s written request.

(e) Information with Respect to Tax Contests. At the written request of the Controlling Party, the Non-Controlling Party shall provide to the Controlling Party any information then in its possession (including Tax Records) about members of the Non-Controlling Party’s Group which is reasonably necessary in order to handle, settle or conduct any Tax Contest. The Non-Controlling Party shall provide such information no later than thirty days from the date of the Controlling Party’s written request. If the Non-Controlling Party fails to satisfy the obligation provided for in the preceding two sentences, the Controlling Party shall have no obligation to indemnify the Non-Controlling Party for any additional Taxes resulting from such Tax Contest, to the extent such additional Taxes are solely and directly attributable to the Non-Controlling Party’s failure to provide such information.

Section 6.2 Reliance on Exchanged Information. If a member of the Nuvectra Group supplies Tax Records or other information to a member of the GB Group, or a member of the GB Group supplies Tax Records or other information to a member of the Nuvectra Group, and an officer of the requesting Group member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such Tax Records or other information, then a duly authorized officer of the Group member supplying such Tax Records or other information shall certify to the extent that it is able, to such officer’s knowledge and belief, the accuracy and completeness of the Tax Records or other information so supplied.

Section 6.3 Provision of Assistance and Cooperation.

(a) Assistance with Respect to Joint Returns. At the written request of GB, Nuvectra shall take any action (e.g., filing a ruling request with the relevant Tax Authority or executing a power of attorney) that is reasonably necessary in order for GB to prepare, file, amend or take any other action with respect to any Joint Return, provided, that such action is permitted under applicable law and would not reasonably be expected to have or cause to have a material adverse effect on any member of the Nuvectra Group. If Nuvectra fails to take any such requested action, the indemnification principles of Section 6.1(a) shall apply with respect to any penalties, interest, or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of a failure to take any such requested action, to the extent such penalties, interest, or additional amounts in respect of Taxes are solely and directly attributable to the failure to take such action.

(b) Assistance with Respect to Tax Contests. At the written request of the Controlling Party, the Non-Controlling Party shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the Controlling Party to handle, settle or conduct a Tax Contest. Each Party shall assist the other Party in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The Controlling Party shall reimburse the Non-Controlling Party for any reasonable, third-party, out-of-pocket costs and expenses incurred in connection with this Section 6.3(b). If the Non-Controlling Party fails to provide assistance in accordance with this Section 6.3(b), the Controlling Party shall have no obligation to indemnify the Non-Controlling Party for any additional Taxes resulting from the Tax Contest, to the extent such additional Taxes are directly attributable to the Non-Controlling Party’s failure to provide such assistance.

(c) Cooperation. In addition to the obligations enumerated elsewhere in this Agreement, GB and Nuvectra shall cooperate with each other and with each other’s agents and representatives, including their respective accounting firms and legal counsel, in connection with Tax matters, including, making available to each other, as reasonably requested and available, copies of all Tax Returns filed under this ARTICLE IV, and personnel (including officers, employees and agents of the Parties or their Subsidiaries) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes (including the pro forma calculations and allocations), and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any Tax Contest.

Section 6.4 Retention of Tax Records. Each Party shall preserve, and shall cause other members of its Group to preserve, all Tax Records that are in such member’s possession and that could affect the Tax liability of any member of the other Group, for so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, as extended, and (ii) seven years after the Spin-off Date.

Section 6.5 Supplemental Rulings and Supplemental Tax Opinions. Each of the Parties agrees that at the reasonable request of the other Party (the “Requesting Party”), such Party shall cooperate and use reasonable efforts to (and shall cause its Subsidiaries to cooperate and use reasonable efforts to) assist the Requesting Party in obtaining, as expeditiously as reasonably practicable, a Supplemental Tax Opinion from the Tax Advisors or a private letter ruling from the IRS, including, without limitation, by providing any Tax Materials reasonably requested; provided that no Party shall be required to make any representation or covenant that it does not reasonably believe is (and will continue to be) true, accurate and consistent with historical facts. Within thirty days after receiving an invoice from the other Party therefor, the Requesting Party shall reimburse such Party for all reasonable out-of-pocket costs and expenses incurred by such Party and the members of its Group in connection with assisting the Requesting Party in obtaining any Supplemental Tax Opinion.

Section 6.6 Withholding and Reporting. With respect to any stock of GB delivered to any Person, GB and Nuvectra shall cooperate (and shall cause their respective Subsidiaries to cooperate) so as to permit GB to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of Nuvectra or one or more of its Subsidiaries as the withholding and reporting agent if GB or one or more of its Subsidiaries is not otherwise required or permitted to withhold and report under applicable Tax Law.

ARTICLE VII

RESTRICTIONS ON CERTAIN ACTIONS

Section 7.1 General Restrictions. Following the Effective Time, GB and Nuvectra shall not (and shall cause their respective Subsidiaries not to) take any action that, or fail to take any action the failure of which to take (i) would preclude the Spin-off from qualifying as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to GB, its shareholders, and Nuvectra (except to the extent such shareholders receive cash in lieu of fractional shares or gain is required to be recognized by GB under Section 357(c) of the Code) or (ii) until the second anniversary of the Effective Time, would be reasonably likely to be inconsistent with, or cause any Person to be in breach of, any representation or covenant, or any material statement, made in the Tax Materials.

Section 7.2 Certain Nuvectra Actions Beginning on the Spin-off Date. Without limiting the other provisions of this ARTICLE VII, other than as expressly contemplated in the Separation Agreement or any other Ancillary Agreement, during the two-year period beginning on the Spin-off Date, Nuvectra shall not take, nor enter into a binding agreement to take, any of the following actions:

(i) cause or permit the cessation of the Nuvectra Active Trade or Business;

(ii) liquidate Nuvectra;

(iii) sell, transfer or otherwise dispose of (other than sales, transfers or dispositions of inventory in the ordinary course of business) 35% or more of the gross assets of the Nuvectra Active Trade or Business or 35% or more of the consolidated gross assets of the Nuvectra Group (such percentages to be measured based on fair market value as of the Spin-off Date), if such sale, transfer or other disposition would result in the violation of the “continuity of business enterprise” requirement of Treasury Regulations Section 1.368-1(d) in connection with the Spin-off; or

(iv) cause or permit to occur any transaction or series of transactions in connection with which one or more Persons would (directly or indirectly) acquire from any other Person or Persons, an interest in stock of Nuvectra that, when combined with any other acquisitions of an interest in stock of Nuvectra that occur after the Spin-off, comprises 30% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in Nuvectra for U.S. federal income Tax purposes immediately after such transaction or, in the case of a series of related transactions, immediately after any transaction in such series; provided, however, that the following transactions shall not be taken into account for purposes of this Section 7.2(iv):

(1) any issuance of stock that is an issuance to which Treasury Regulations Section 1.355-7(d)(8) or (9) applies;

(2) any adoption of, or issuance of stock pursuant to, a shareholder rights plan that is described in or is similar to the shareholder rights plan described in Revenue Ruling 90-11, 1900-1 C.B. 10; or

(3) any redemption or other repurchase of any stock of Nuvectra pursuant to an open market stock repurchase programs meeting the requirements of Section 4.05(l)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, as in effect prior to its amendment by Rev. Proc. 2003-48, 2003-2 C.B. 86.

in each case, without (a) first obtaining and delivering to GB, at Nuvectra’s own expense, a Supplemental Tax Opinion or a private letter ruling from the IRS with respect to such action, in each case that is reasonably satisfactory to GB, or (b) first obtaining the written consent from GB waiving the requirements of the immediately preceding clause (a).

Section 7.3 Tax Related Costs.

(a) Indemnification by GB. GB shall indemnify and hold the Nuvectra Group harmless from any Tax-Related Costs arising from the Separation Transactions, except for Tax-Related Costs for which Nuvectra is responsible pursuant to Section 7.3(b).

(b) Indemnification by Nuvectra. Nuvectra shall indemnify and hold the GB Group harmless from any Tax-Related Costs arising to the extent such Tax-Related Costs are directly attributable to Nuvectra’s breach of any of its covenants or representations under this ARTICLE VII and provided that such Tax Related Costs are not attributable to (i) the acquisition of all or a portion of GB’s stock and/or its Subsidiaries’ assets by any means whatsoever by any Person; (ii) the negotiations, understandings, agreements or arrangements by GB with respect to transactions or events (including without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that causes the distribution of Nuvectra stock pursuant to the Spin-off to be treated as part of a plan pursuant to which one or more other Persons acquire directly or indirectly stock of GB representing fifty percent (50%) or more (by vote or value) of the outstanding stock of GB; or (iii) any breach by GB of its covenants or representations set forth in this ARTICLE VII.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement to be executed and delivered on or prior to the Spin-off Date, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.

Section 8.2 Termination. This Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of GB without the approval of Nuvectra. In the event of termination pursuant to this Section 8.2, neither Party shall have any liability of any kind to the other Party by reason of this Agreement or such termination.

Section 8.3 Entire Agreement. This Agreement, together with the Separation Agreement, the Ancillary Agreements, and the Schedules referenced therein or attached thereto, constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 8.4 Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to confer upon any Person except the Parties and their respective Subsidiaries any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by either Party, except with the prior written consent of the other Party.

Section 8.5 Amendment. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of both of the Parties.

Section 8.6 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant, or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.7 Notices. All notices, claims, certificates, requests, demands, and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered, (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent, (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent, or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii), or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a Party as it shall have specified by like notice.

Section 8.8 Counterpart; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement, and any of the other agreements, documents and instruments contemplated hereby, by facsimile transmission shall be as effective as delivery of a manually signed counterpart hereof or thereof.

Section 8.9 Severability. If any term or other provision of this Agreement is determined by a non-appealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the court, administrative agency, or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 8.10 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to conflicts of laws provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 8.11 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions, and provisions of this Agreement, the Party or the Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 8.12 Construction. This Agreement shall be construed as if jointly drafted by Nuvectra and GB and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing. The Parties have had access to independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by any other Party, or such other Party’s employees, agents, representatives, or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives, or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement. The provisions of Section 1.2 of the Separation Agreement are hereby incorporated herein by reference, as if set out in detail herein.

Section 8.13 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party.

Section 8.14 Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

Section 8.15 Expenses. Except as otherwise provided herein, each Party and its Subsidiaries shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement. Nothing in this Section 8.15 or in this Agreement shall be interpreted to limit any Party’s rights to indemnification under the Separation Agreement for expenses and fees incurred by such Party in enforcing its rights hereunder.

Section 8.16 Disputes. The Parties will endeavor to resolve in an amicable manner all disputes arising in connection with this Agreement. The Parties shall negotiate in good faith to resolve any Tax dispute for not less than thirty days. Upon written notice of either Party after thirty days, the matter will be referred to a Tax Adviser acceptable to both Parties. The Tax Adviser may, in its discretion, obtain services of a third-party necessary to assist it in resolving the dispute. The Tax Advisor shall furnish a written notice to the Parties of its resolution of the dispute as soon as practicable, but in any event no later than forty-five days after the acceptance of the matter for resolution. Any such resolution shall be binding on the Parties and the Parties shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Tax Advisor shall be shared equally by the Parties. Notwithstanding the foregoing, the Parties may jointly elect to apply the procedures for discussion, negotiation and arbitration set forth in ARTICLE V of the Separation Agreement to all disputes, controversies, or claims (whether sounding in contract, tort, or otherwise) that may rise out of or relate to, or arise under or in connection with this Agreement, except that, with respect to such disputes, controversies, or claims, the Applicable Deadline (as defined in Section 5.3(b) of the Separation Agreement) shall be sixty days after the later of (i) the applicable statute of limitations with respect to any Tax Item that is the subject of such dispute, controversy, or claim and (ii) the date that final action is taken by the applicable Tax Authority with respect to a Tax Contest relating to any Tax Item that is the subject of such dispute, controversy, or claim.

Section 8.17 Confidentiality. The provisions of Section 6.11 of the Separation Agreement shall govern the confidentiality, disclosure, and use of Confidential Information (as defined therein) relating to Taxes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names by a duly authorized officer as of the date first written above.

GREATBATCH, INC.

By:	/s/ Thomas J. Hook
Name:	Thomas J. Hook
Title:	President and Chief Executive Officer

QIG GROUP, LLC
(to be converted into Nuvectra Corporation)

By:	/s/ Scott F. Drees
Name:	Scott F. Drees
Title:	Chief Executive Officer

APPENDIX A

The following examples illustrate the operation of various provisions of this agreement. However, no example is intended to illustrate every provision of this Agreement that may be relevant thereto.

Except as otherwise indicated, each example assumes:

(i)	an average Tax rate of 35%,

(ii)	QiG converts into Nuvectra immediately before the Spin-off Date,

(iii)	prior to the conversion QiG is a disregarded entity for U.S. federal income Tax purposes,

(iv)	the Spin-off Date is March 14, 2016, and

(v)	for U.S. federal income Tax purposes the Spin-off qualifies as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to GB, its shareholders, and Nuvectra (except to the extent such shareholders receive cash in lieu of fractional shares).

Example 1. General Tax Allocation on Joint Return.

On its U.S. federal consolidated income Tax Return for the Tax Year that begins on January 1, 2016, and ends on December 31, 2016, the GB consolidated group reports $200x of consolidated net taxable income, no credits, and a Tax liability of $70x (35% times $200x). The $200x of consolidated net taxable income reported on such Tax Return consists of $300x in Tax Detriments and $100x in Tax Benefits.

Pursuant to Section 2.2(c), the Tax Detriments consist of $200x of income more closely related to the GB Business, and $100x of income more closely related to the Nuvectra Business. Similarly, the Tax Benefits consist of (i) $50x of deductions more closely related to the GB Business and (ii) $50x of deductions more closely related to the Nuvectra Business.

Pursuant to Section 2.1, each of GB and Nuvectra will be liable for its allocable portion of the $70x of Tax shown on the U.S. federal consolidated income Tax Return. Pursuant to Section 2.2(c), each Party’s allocable portion of such Tax is determined by taking into account on a pro forma stand-alone basis the Tax Items shown on such Tax Return and allocated to such Party pursuant to Section 2.1.

Thus, GB’s allocable portion of such Tax is determined by taking into account on a pro forma stand-alone basis:

(i)	pursuant to Section 2.1(a)(i) and 2.2(b), the $200x of Tax Detriments more closely related to the GB Business because they are deemed to arise from the operation or ownership of the GB Business, and

(ii)	pursuant to Section 2.1(a)(ii) and 2.2(b), the $50x of Tax Benefits more closely related to the GB Business because they are deemed to arise from the operation or ownership of the GB Business.

Taking into account such Tax Items on a pro forma stand-alone basis, GB’s allocable portion of the $70x of Tax therefore is $52.5x (($200-$50) times 35%).

In addition, Nuvectra’s allocable portion of such Tax is determined by taking into account:

(i)	pursuant to Section 2.1(b)(i) and 2.2(b), the $100x of Tax Detriments more closely related to the Nuvectra Business because they are deemed to arise from the operation or ownership of the Nuvectra Business, and

(ii)	pursuant to Section 2.1(b)(ii) and 2.2(b), the $50x of Tax Benefits more closely related to the Nuvectra Business because they are deemed to arise from the operation or ownership of the Nuvectra Business.

Taking into account such Tax Items on a pro forma stand-alone basis, Nuvectra’s allocable portion of the $70x of Tax therefore is $17.5x (($100-$50) times 35%).

Because the 2016 U.S. federal consolidated income Tax Return includes Tax Items attributable to the GB Business and Tax Items attributable to the Nuvectra Business, it will be a Joint Return. Pursuant to Section 3.1, GB is responsible for preparing and timely filing the Joint Return. Pursuant to Section 3.3(e)(ii), GB must make the Joint Return available to Nuvectra no later than sixty days before the Joint Return is due, taking into account any applicable extensions.

Pursuant to Section 4.1, GB must pay the $70x of Tax to the Tax Authority. Pursuant to Section 4.2(b), Nuvectra must remit the amount for which it is liable ($17.5x) to GB within thirty days after receiving written notification requesting such amount. If payment is not made within thirty days, Nuvectra must pay interest thereafter on the amount past due at the rate and as determined under Section 4.5.

Pursuant to Section 4.6, the Parties would ordinarily characterize Nuvectra’s payment of $17.5x in the same manner as if it were a distribution to GB immediately prior to the Effective Time or as a liability.

Example 2. Separate Return filed by Nuvectra.

On its 2016 U.S. federal consolidated income Tax Return, the GB consolidated group reports $200x of consolidated net taxable income, no credits, and a Tax liability of $70x (35% times $200x). Of the $200x of consolidated net taxable income reported on such Tax Return, $150x consists of Tax Items that are deemed to arise from the operation or ownership of the GB Business. The remaining $50x of consolidated net taxable income consists of Tax Items that are deemed to arise from the operation or ownership of the Nuvectra Business. The Nuvectra Group had total consolidated net taxable income of $125x during the period beginning January 1,

2016, and ending December 31, 2016. Because GB’s 2016 U.S. federal consolidated income Tax Return includes Tax Items attributable to the GB Business and Tax Items attributable to the Nuvectra Business, it will be a Joint Return.

Pursuant to Section 3.2, Nuvectra is responsible for preparing and timely filing a Separate Return for the Nuvectra Group for the period beginning immediately after the Spin-off Date, and ending on December 31, 2016. As a result, Nuvectra will have the right to make those determinations described in Section 3.3(a) with respect to the Separate Return, subject to the limitations in Section 3.3(c), Section 3.3(e), and Section 3.3(g). Pursuant to Section 3.3(g), Nuvectra is required to file its related Separate Return in a manner consistent with the reporting of the allocated Tax Items on the Joint Return, except as required by applicable Tax law.

As a result, $50x of Nuvectra’s 2016 net income is allocated to the Joint Return and the remainder of Nuvectra’s 2016 net income (i.e., $75x) is allocated to its Separate Return.

Example 3. Separate Returns and State Taxes.

On a monthly New York sales Tax Return during 2016, $50x of sales Tax must be reported. For purposes of this example, it is assumed that such Tax Return was not filed prior to the Effective Time of this Agreement. The $50x of sales Tax reported on such Tax Return consists of Tax Detriments that are deemed to arise from the operation or ownership of the Nuvectra Business. Because such Tax Return includes Tax Items attributable only to the Nuvectra Business, it will be a Separate Return.

Because such Tax Return includes Tax Items attributable only to the Nuvectra Business, it will be a Separate Return. Pursuant to Section 3.2, Nuvectra is responsible for preparing and timely filing such Separate Return and will have the right to make those determinations described in Section 3.3(a) with respect to the Separate Return, subject to the limitations in Section 3.3(c) and Section 3.3(e). Pursuant to Section 4.1, Nuvectra must pay the $50x of sales Tax shown on the Separate Return to the proper Tax Authority. Furthermore, pursuant to Section 5.2(a), Nuvectra will have primary responsibility, control and discretion in handling, settling, or conducting any Tax Contest with respect to such Tax Return, subject to the limitations in Section 5.2(c).

Alternatively, if the $50x of Taxes shown on the New York sales Tax Return described above consists of Tax Detriments arising from the operation or ownership of the Nuvectra Business and Tax Detriments arising from the operation or ownership of the GB Business, such Tax Return will be a Joint Return. In such case, pursuant to Section 3.1, GB will be responsible for preparing and timely filing such Joint Return and will have the right to make those determinations described in Section 3.3(a) with respect to the Joint Return, subject to the limitations in Section 3.3(e) and Section 3.3(e). Pursuant to Section 4.1, GB must pay the $50x of sales Tax shown on the Joint Return to the proper Tax Authority, but will be entitled to reimbursement from Nuvectra pursuant to Section 4.2(b) to the extent that Nuvectra is liable for any portion of such Tax pursuant to Section 2.1.

Furthermore, pursuant to Section 5.2(b)(ii), Nuvectra will be the Controlling Party with respect to any Tax Contest involving a Tax reported on such Joint Return. However, GB will have Non-Controlling Party participation rights pursuant to Section 5.2(c) with respect to such Tax Contest if such Tax Context could result in the increase of an GB Tax Detriment or the reduction of an GB Tax Benefit.

Example 4. NOL Carryback by Nuvectra.

On its 2016 U.S. federal consolidated income Tax Return, the GB consolidated group reports $200x of consolidated net taxable income, no credits, and a Tax liability of $70x (35% times $200x). Of the $200x of consolidated net taxable income reported on such Tax Return, $190x consists of Tax Items that are deemed to arise from the operation or ownership of the GB Business. The remaining $10x of consolidated net taxable income consists of Tax Items that are deemed to arise from the operation or ownership of the Nuvectra Business.

In addition, $150x of consolidated net taxable income and no credits arise from the operation or ownership of the Nuvectra Business during the period beginning immediately after the Spin-off Date, and ending on December 31, 2016, but, in 2017, a $150x net operating loss (“NOL”) arises from the operation or ownership of the Nuvectra Business.

Under applicable Tax Law, Nuvectra’s short Tax Year ending on the Spin-off Date will be considered the same Tax Year as GB’s Tax Year ending on December 31, 2016 (and which includes Nuvectra’s short Tax Year), but will be considered a different Tax Year from Nuvectra’s short Tax Year that begins after the Spin-off Date. Under applicable Tax Law, the carryback period for the NOL includes GB’s Tax Year ending on December 31, 2016 followed by Nuvectra’s short Tax Year beginning immediately after the Spin-off Date and ending on December 31, 2016. Pursuant to Section 3.3(c), Nuvectra is not permitted to make the election under Section 172(b)(3) of the Code to relinquish the carryback period for the NOL.

Under applicable Tax Law, the NOL would be carried back to GB’s 2016 Joint Return and GB generally would be entitled to utilize that portion of the NOL equal to the net income generated by the Nuvectra Group during the period Nuvectra was considered a member of the GB consolidated group. See Treasury Regulations Sections 1.1502-21(c) and 1.1502-21(c)(1)(iii), Example 3 (illustrating the SRLY limitations on NOL carrybacks from a separate return year to a consolidated return year). Pursuant to Section 2.1(b)(ii) and Section 2.2(a)(i), Nuvectra would be entitled to take such portion of the NOL into account in determining Nuvectra Taxes for the 2016 Joint Return, but only to the extent that Nuvectra would be allowed to take such portion into account under applicable Tax Law on a pro forma stand-alone basis for such Tax Year. Pursuant to Section 2.1(a)(iv), GB would be entitled to take the remaining portion of the NOL, as permitted under applicable Tax Law, into account in determining GB Taxes and would not be required to compensate Nuvectra therefor.

Any portion of the NOL that was not used on the 2016 Joint Return would be carried forward and utilized as a Tax Benefit by Nuvectra on its 2016 Separate Return (assuming such use was permitted under applicable Tax Law).

Example 5. NOL Carryforward as a Tax Benefit on Joint Return.

On its 2016 U.S. federal consolidated income Tax Return, and without taking into account any NOL carryforwards or NOL carrybacks, the GB consolidated group reports $150x of consolidated net taxable income, no credits, and a Tax liability of $52.5x (35% times $150x). All $150x of consolidated net taxable income reported on such Tax Return consists of Tax Items that are deemed to arise from the operation or ownership of the GB Business. In addition, a $200x NOL arose from the operation or ownership of the Nuvectra Business in 2015 and is carried forward to the 2016 Joint Return under applicable Tax Law.

Pursuant to Section 2.1(a)(iv), GB is entitled to take the NOL carryforward into account as a Tax Benefit in determining GB Taxes in 2016, and although the NOL arose from the operation or ownership of the Nuvectra Business, GB will not be required to compensate Nuvectra therefor. Thus, in 2016, GB will be obligated to pay Tax of $0x (35% times $150x - $150x)) to the Tax Authority and $0x to Nuvectra.

Under applicable Tax Law, any remaining NOL carryforward may be utilized only by GB because such NOL arose while Nuvectra was disregarded as separate from GB for U.S. federal income Tax purposes. GB will not be required to compensate Nuvectra for the use of any such NOL carryforward.

Example 6. Difference Between Tax Shown on Joint Return and Taxes Computed on a Pro Forma Stand-Alone Basis.

On its 2016 U.S. federal consolidated income Tax Return, the GB consolidated group reports a total Tax liability of $100x. On a pro forma stand-alone basis, GB Taxes would equal $90x, which Taxes would be composed of $70x of “regular tax” and $20x of “alternative minimum tax” imposed under Section 55 of the Code. On a pro forma stand-alone basis, Nuvectra Taxes would equal $30x, which Taxes would be composed of $30x of “regular tax” and no “alternative minimum tax.”

Pursuant to Section 2.2(d), because the sum of GB Taxes and Nuvectra Taxes ($120x or ($90x + $30x)) is different from the amount of Tax shown on such Joint Return ($100x), the $100x of Tax shown on the Joint Return is allocated $75x ($100x times ($90x/$120x)) to GB and $25x ($100x time ($30x/$120x)) to Nuvectra.

Example 7. Average Tax Rate.

On a 2016 Joint Return, GB reports $200x of net taxable income and no credits. Assume that, under applicable Tax Law, the first $50x of net taxable income is subject to a Tax rate of 10%, the next $50x of net taxable income is subject to a Tax rate of 20%, and the remaining $100x of net taxable income is subject to a Tax rate of 25%. As a result, the Joint Return reports a Tax liability of $40x ((10% times $50x) + (20% times $50x) + (25% times $100x)). The average Tax rate on such Tax Return is 20% ($40x/$200x). Accordingly, pursuant to Section 2.2(a)(iv), a 20% Tax rate applies for purposes of computing Taxes on a pro forma stand-alone basis.

Example 8. Breach of Covenants.

Immediately before the Spin-off, GB held the Nuvectra stock with a fair market value of $300x and a basis of $0x. In 2017, Nuvectra enters into a merger whereby an acquiring corporation acquires all of the assets and liabilities of Nuvectra and Nuvectra’s shareholders receive stock in the acquiring corporation in exchange for all of their stock in Nuvectra. Assume that entering into the merger causes the Spin-off to be taxable to GB under Section 355(e).

As a result of the application of Section 355(e), GB will be required to recognize all of the realized gain on the Spin-off. Accordingly, ignoring any available NOL, the Separation Transactions result in a net Tax liability of $105x (35% times ($300x gain on the Spin-off).

Pursuant to Section 2.1(b)(iii), all $105x of the Tax (35% times $300x) resulting from the application of Section 355(e) would be allocated to Nuvectra because entering into the merger is a breach of covenant under Article VII that causes Section 355(e) to apply to the Spin-off.

Pursuant to Section 4.2(b), Nuvectra must remit the $105x of Taxes related to application of Section 355(e) to the Spin-off to GB within thirty days after receiving written notification requesting such amount. Pursuant to Section 2.1(b)(ii) and (iv), the result would be the same even if an NOL exists that could offset any gain required to be recognized as a result of the merger. Pursuant to Section 4.6, the Parties would ordinarily characterize Nuvectra’s payment of $105x in the same manner as if it were a distribution to GB immediately prior to the Effective Time or as a liability.

Example 9. Redetermination of Tax Detriments Allocated to GB.

On its 2016 U.S. federal consolidated income Tax Return, the GB consolidated group reports no consolidated net taxable income, an NOL of $100x, and no Tax liability. $50x of the NOL consists of Tax Items that are deemed to arise from the operation or ownership of the GB Business and the remaining $50x consists of Tax Items that are deemed to arise from the operation or ownership of the Nuvectra Business. Because no Tax is owed on the Joint Return, no payments are required to be made under this Agreement.

In 2018, the Tax Authority initiates a Tax Contest with respect to the 2016 Joint Return. In the Tax Contest, the Tax Authority asserts that an additional $100x of taxable income must be reported on the 2016 Joint Return. Such additional taxable income arose from the GB Business. Pursuant to Section 5.2(b)(ii), GB is the Controlling Party with respect to the Tax Contest because it involves a Tax reported on a Joint Return for which GB is liable. On December 31, 2016, a date subsequent to the Spin-off Date, a closing agreement is entered into with the Tax Authority whereby the GB consolidated group is required to recognize $100x of additional taxable income in 2016 in settlement of the Tax Contest.

As a result of the closing agreement, Section 4.3(b) requires that the amounts paid under this Agreement be redetermined. Under applicable Tax Law and pursuant to Section 2.1(a)(ii) and Section 2.1(a)(iv), GB is entitled to use the $100x NOL as a Tax Benefit to completely offset the additional taxable income recognized as a result of the Tax Contest. GB is not required to reimburse Nuvectra for the use of the $50x portion of such NOL that arose from the operation or ownership of the Nuvectra Business.

Example 10. Redetermination of Tax Detriments Allocated to Nuvectra.

On its 2015 U.S. federal consolidated income Tax Return, the GB consolidated group reports no consolidated net taxable income, an NOL of $100x, and no Tax liability. $50x of the NOL consists of Tax Items that are deemed to arise from the operation or ownership of the GB Business and the remaining $50x consists of Tax Items that are deemed to arise from the operation or ownership of the Nuvectra Business. Because no Tax is owed on the Joint Return, no payments are required to be made under this Agreement.

In 2017, the Tax Authority initiates a Tax Contest with respect to the 2015 Joint Return. In the Tax Contest, the Tax Authority asserts that an additional $100x of taxable income must be reported on the 2015 Joint Return. Such income arose from the Nuvectra Business.

On December 31, 2017, a date subsequent to the Spin-off Date, a closing agreement is entered into with the Tax Authority whereby the GB consolidated group is required to recognize $100x of additional taxable income in 2015 in settlement of the Tax Contest. Pursuant to Section 5.2(b)(ii), except as provided in Section 5.2(b)(i), Nuvectra will be the Controlling Party with respect to the Tax Contest. In such case, pursuant to Section 5.2(c), GB would have Non-Controlling Party participation rights with respect to the Tax Contest because such Tax Contest may result in the reduction of a GB Tax Benefit.

As a result of the closing agreement, Section 4.3(b) requires that the amounts paid under this Agreement be redetermined. Under applicable Tax Law, Nuvectra and GB are entitled to use the $100x NOL to completely offset the additional taxable income recognized as a result of the Tax Contest. Therefore, no additional Tax is owed as a result of the closing agreement. Pursuant to Section 2.1(b)(ii) and Section 2.1(b)(iv), Nuvectra is entitled to take the entire $100x NOL into account as a Tax Benefit in calculating Nuvectra Taxes, which results in Nuvectra Taxes of $0x ($100x - $100x). Nuvectra is not required to reimburse GB for the use of the $50x portion of such NOL that arose from the operation or ownership of the GB Business.

Alternatively, assume that the 2015 Joint Return did not report an NOL. As a result, the closing agreement results in $100x of consolidated net taxable income, no credits, and a Tax liability of $35x (35% times $100x). All $100x of the consolidated net taxable income consists of Tax Items that are deemed to arise from the operation or ownership of the Nuvectra Business. Taking into account such Tax Items on a pro forma stand-alone basis, Nuvectra’s allocable portion of the $35x of Tax is $35x ($100x times 35%).

Pursuant to Section 4.1, GB must pay the $35x of Tax to the Tax Authority. Pursuant to Section 4.2(b), Nuvectra must remit the amount for which it is liable ($35x) to GB within thirty days after receiving written notification requesting such amount.